Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-46150, 333-85241, 333-06969, 333-12065 and 333-54184) and S-8 (Nos. 333-45826, 333-95811 and 333-108915) and related Prospectuses of Aames Financial Corporation of our report dated August 31, 2004 with respect to the consolidated financial statements of Aames Financial Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ ERNST & YOUNG LLP

Los Angeles, California

August 31, 2004